                                                                      EXHIBIT 12

          COMPUTATION OF RATIOS OF EARNINGS FROM CONTINUING OPERATIONS
                           TO COMBINED FIXED CHARGES

                                                                         6 MONTHS
                            1991      1992     1993      1994     1995     1996
                          --------  -------- --------  -------- -------- --------
Earnings:
 Pre-tax earnings         $366,801  $396,407 $401,958  $393,974 $428,175 $242,496
 Fixed charges and
  Monthly Income
  Preferred Securities
  dividends                 47,647    54,613   67,162    82,372  100,993   47,289
 Less: Interest
  capitalized included
  above                     (2,784)  (1,861)     (906)  (1,299)  (1,596)     (708)
                          --------  -------- --------  -------- -------- --------
 Earnings before fixed
  charges                 $411,664  $449,159 $468,214  $475,047 $527,572 $289,077
                          ========  ======== ========  ======== ======== ========
Fixed charges and
 Monthly Income
 Preferred Securities
 dividends:
 Interest expense         $ 42,864  $ 50,705 $ 64,447  $ 75,922 $ 80,994 $ 37,831
 Capitalized interest        2,784     1,861      906     1,299    1,596      708
 Adjusted Monthly Income
  Preferred Securities
  dividends                      0         0        0     3,264   16,323    7,601
 Estimated interest
  factor of rental
  expense                    1,999     2,047    1,809     1,887    2,080    1,149
                          --------  -------- --------  -------- -------- --------
 Total fixed charges      $ 47,647  $ 54,613 $ 67,162  $ 82,372 $100,993 $ 47,289
                          ========  ======== ========  ======== ======== ========
Ratio of earnings to
 fixed charges and
 Monthly Income
 Preferred Securities
 dividends                     8.6       8.2      7.0       5.8      5.2      6.1
                          ========  ======== ========  ======== ======== ========
Earnings before fixed
 charges                  $411,664  $449,159 $468,214  $475,047 $527,572 $289,077
 Interest credited for
  deposit products          74,613    77,673   76,249    65,243   88,066   46,928
                          --------  -------- --------  -------- -------- --------
Adjusted earnings before
 fixed charges            $486,277  $526,832 $544,463  $540,290 $615,638 $336,005
                          ========  ======== ========  ======== ======== ========
Fixed charges             $ 47,647  $ 54,613 $ 67,162  $ 82,372 $100,993 $ 47,289
Interest credited for
 deposit products           74,613    77,673   76,249    65,243   88,066   46,928
                          --------  -------- --------  -------- -------- --------
Adjusted fixed charges    $122,260  $132,286 $143,411  $147,615 $189,059 $ 94,217
                          ========  ======== ========  ======== ======== ========
Ratio of earnings to
 fixed charges and
 Monthly Income
 Preferred Securities
 dividends including
 interest credited on
 deposit products as a
 fixed charge                  4.0       4.0      3.8       3.7      3.3      3.6
                          ========  ======== ========  ======== ======== ========